Exhibit 99.4

Dear Depositor:

We are pleased to announce that Georgetown Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of Georgetown Savings Bank at a special meeting being held for that purpose.  Georgetown Savings Bank will be the wholly owned subsidiary of a newly formed Maryland corporation named Georgetown Bancorp, Inc.  In connection with the conversion, Georgetown Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Depositors to be held on           . Please take a moment now to sign and date the enclosed proxy card.   You may drop off your signed proxy card(s) at any of Georgetown Savings Bank’s branch offices, or return them to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of Georgetown Savings Bank to become stockholders of Georgetown Bancorp, Inc. Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

➢	Depositors have a right, but not an obligation, to buy Georgetown Bancorp, Inc. common stock and may do so without the payment of a commission before it is offered to the general public.

➢	Like all stock, shares of Georgetown Bancorp, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Georgetown Bancorp, Inc., your Stock Order and Certification Form and payment must be received by us before 12:00 noon, Eastern Time, on                 .

If you have any questions regarding the offering, please call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Robert E. Balletto

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Friend:

We are pleased to announce that Georgetown Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of Georgetown Savings Bank at a special meeting being held for that purpose.  Georgetown Savings Bank will be the wholly owned subsidiary of a newly formed Maryland corporation named Georgetown Bancorp, Inc.  In connection with the conversion, Georgetown Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Georgetown Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Georgetown Savings Bank’s operations and the proposed conversion and offering of Georgetown Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment before the order deadline of 12:00 Noon, Eastern Time, on               .  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of Georgetown Savings Bank’s branch offices, or by mail, using the Stock Order Reply Envelope provided.  Please do not mail stock order forms to any Georgetown Savings Bank branch office.

As a friend of Georgetown Savings Bank, you will have the opportunity to buy common stock directly from Georgetown Bancorp, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Robert E. Balletto

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Prospective Investor:

We are pleased to announce that Georgetown Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of Georgetown Savings Bank at a special meeting being held for that purpose.  Georgetown Savings Bank will be the wholly owned subsidiary of a newly formed Maryland corporation named Georgetown Bancorp, Inc.  In connection with the conversion, Georgetown Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Georgetown Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Georgetown Savings Bank’s operations and the proposed conversion and offering of Georgetown Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment before the order deadline of 12:00 Noon, Eastern Time, on         . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of Georgetown Savings Bank’s branch offices, or by mail, using the Stock Order Reply Envelope provided.  Please do not mail stock order forms to any Georgetown Savings Bank branch office.

We invite you and other community members to become stockholders of Georgetown Bancorp, Inc. Through this offering, you have the opportunity to buy stock directly from Georgetown Bancorp, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Robert E. Balletto

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Depositor:

We are pleased to announce that Georgetown Bancorp, MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of  Georgetown Savings Bank at a Special Meeting of Depositors.  Georgetown Savings Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Georgetown Bancorp, Inc.  In connection with the conversion, Georgetown Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Unfortunately, Georgetown Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities or other laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Georgetown Bancorp, Inc.

However, as a member of Georgetown Bancorp, MHC, you have the right to vote on the Plan of Conversion and Reorganization of Georgetown Bancorp, MHC at the Special Meeting of Depositors to be held on              .  Enclosed is a proxy statement describing the offering, your voting rights, and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be voted prior to the Special Meeting of Depositors on             .  You may drop your signed proxy card(s) off at any of the bank’s branch locations or you may vote by mail using the enclosed envelope.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Please remember:

Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

We invite you to attend the Special Meeting of Depositors on                       .

Whether or not you are able to attend, please complete the enclosed proxy card(s) and return them to the nearest Georgetown Savings Bank branch location, or mail them today using the enclosed postage-paid business reply envelope.

Sincerely,

Robert E. Balletto

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

To Members and Friends of Georgetown Bancorp, MHC and Georgetown Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Georgetown Bancorp, MHC in converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of Georgetown Savings Bank.  Upon completion of the conversion, Georgetown Savings Bank will be the wholly owned subsidiary of a newly formed Maryland corporation named Georgetown Bancorp, Inc.  In connection with the conversion, Georgetown Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Georgetown Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Georgetown Bancorp, Inc. common stock being offered to depositors of Georgetown Savings Bank and various other persons until 12:00 noon, Eastern Time, on                   . Please read the enclosed prospectus carefully for a complete description of the stock offering. Georgetown Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the offering, please call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting the stock information center located in Georgetown Savings Bank’s office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

We recently sent you a proxy statement and related materials regarding a proposal to convert Georgetown Bancorp, MHC from the mutual holding company to the stock holding company form of organization. Your vote on the Plan of Conversion and Reorganization has not yet been received. Voting for the Conversion and Reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC insurance coverage. Not Voting has the Same Effect as Voting “Against” the Conversion and Reorganization. Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and Reorganization. Your Vote Is Important To Us! Please vote TODAY. You may drop off your signed proxy card(s) at any of our branch offices, or vote by mail using the enclosed envelope. If you received more than one proxy card, please vote all cards you received. Thank you, Robert E. Balletto President and Chief Executive Officer If you have already voted your proxy card(s), please accept our thanks and disregard this notice. For further information please call the Stock Information Center at () -. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus. REMINDER PLEASE VOTE TODAY.

Proposed Holding Company for

Georgetown Savings Bank

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Georgetown Bancorp, MHC conversion and the common stock offering of Georgetown Bancorp, Inc.  Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION AND REORGANIZATION

Our Board of Directors has determined that the conversion and reorganization is in the best interests of Georgetown Savings Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION AND REORGANIZATION?

Under the Plan of Conversion and Reorganization (the “plan”), our organization is converting from the partially public mutual holding company format to a full stock holding company format.  Currently, Georgetown Bancorp, MHC, the mutual holding company, owns the majority of the common stock of the present Georgetown Bancorp, Inc.  A minority of the shares of the common stock of Georgetown Bancorp, Inc. is owned by public shareholders. As a result of the conversion and reorganization, Georgetown Bancorp, Inc., our newly-formed holding company, will become the parent company of Georgetown Savings Bank and public shareholders will own 100% of the shares of Georgetown Bancorp, Inc.  The shares of common stock we are offering represent the majority ownership interest in Georgetown Bancorp, Inc. currently owned by Georgetown Bancorp, MHC.

At the completion of the conversion, public shareholders of the present Georgetown Bancorp, Inc. will exchange their shares for the newly issued shares of common stock of Georgetown Bancorp, Inc., maintaining their percentage ownership in our organization prior to the conversion (excluding their purchases of stock in the offering and cash received by them in lieu of fractional exchange shares).  In addition, Georgetown Bancorp, MHC will cease to exist.

WHY IS GEORGETOWN BANCORP, MHC CONVERTING TO THE STOCK FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Georgetown Savings Bank to access capital through the sale of common stock by Georgetown Bancorp, Inc.  This additional capital will provide us with the flexibility to increase our capital, to support continued growth and future business activities, improve the trading liquidity of our shares of common stock, and to eliminate the uncertainties associated with the mutual holding company structure resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the sunset of the Office of Thrift Supervision.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts or customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Georgetown Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers as a direct result of the conversion and reorganization.

WILL CUSTOMERS NOTICE ANY CHANGE IN GEORGETOWN SAVINGS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

THE PLAN OF CONVERSION AND REORGANIZATION IS SUBJECT TO DEPOSITOR APPROVAL.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION AND REORGANIZATION?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion and Reorganization. Your Board of Directors believes that converting to a fully public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

WHY DID I GET SEVERAL PROXY CARDS?

If you have multiple accounts with Georgetown Savings Bank, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE SIGN AND RETURN ALL PROXY CARDS TODAY!

HOW MANY VOTES DO I HAVE?

Depositors are entitled to one vote for each $100 on deposit with Georgetown Savings Bank as of the voting record date.  No depositor may cast more than 1,000 votes.  Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign and date your proxy card(s) and drop them off at a Georgetown Savings Bank branch office or mail them to us today in the postage-paid business reply envelope provided.  If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD, WHO MUST SIGN?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

ARE GEORGETOWN SAVINGS BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Georgetown Savings Bank.  The conversion will allow depositors of Georgetown Savings Bank an opportunity to buy common stock and become shareholders of Georgetown Bancorp, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Georgetown Bancorp, Inc. is offering up to 1,150,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Georgetown Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1 -	Depositors with accounts at Georgetown Savings Bank with aggregate balances of at least $50 at the close of business on September 30, 2010.

Priority 2 -	Our tax-qualified employee benefit plans (specifically Georgetown Savings Bank’s employee stock ownership plan and 401(k) plan).

Priority 3 -	Depositors with accounts at Georgetown Savings Bank with aggregate balances of at least $50 at the close of business on March 31, 2012 who are not eligible in priority 1, above.

Priority 4 -	Depositors of Georgetown Savings Bank at the close of business on [Record Date] who are not eligible in priorities 1 or 3, above.

Shares not purchased in the Subscription Offering may be offered for sale to the general public in a direct Community Offering, with a preference given first to natural persons and trusts of natural persons who reside in the Massachusetts counties of Suffolk, Middlesex and Essex and the New Hampshire county of Rockingham.

Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a Syndicated Community Offering to selected investors.

HOW MANY SHARES MAY I BUY?

The minimum purchase is 25 shares.  The maximum purchase for an individual or multiple individuals exercising subscription rights through a single qualifying account is 30,000 shares ($300,000).   No person together with “associates”, as defined in the prospectus, and persons “acting in concert”, as defined in the prospectus, may purchase more than 30,000 shares of the common stock offered in the stock offering.

WILL THE COMMON STOCK BE INSURED?

NO.  Like any common stock, the common stock of Georgetown Bancorp, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 Noon, Eastern Time,                   .   Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our branch offices, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Georgetown Savings Bank’s offices.

* Due to recently announced reductions in U.S. Postal Service first class mail delivery standards, we encourage you to consider in-person or overnight delivery of your stock order form to increase the likelihood your order will be received before the deadline.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Georgetown Bancorp, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Georgetown Savings Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Georgetown Savings Bank. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Georgetown Savings Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Georgetown Savings Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Georgetown Savings Bank and will earn interest at a rate of          per annum from the day the funds are received until the completion or termination of the offering.  At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Georgetown Savings Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY GEORGETOWN SAVINGS BANK IRA?

Perhaps, but not directly.   To do so, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at Georgetown Savings Bank.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Our Board of Directors intends to declare a cash dividend on our shares of common stock after the first full fiscal quarter following the completion of the stock offering.  However, no decision has been made with respect to the amount of dividends to be paid.  In addition, no assurances can be given that any dividends will be paid or that, if paid, will not be eliminated or reduced in the future.  For further information regarding our proposed dividend policy, see the section entitled “Our Dividend Policy” within the offering prospectus.

HOW WILL THE COMMON STOCK BE TRADED?

After the completion of the offering, Georgetown Bancorp, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “GTWN.”  However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF GEORGETOWN SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes.  The executive officers and directors of Georgetown Savings Bank plan to purchase, in the aggregate, [$              ] worth of stock or approximately [      %] of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion.  However, if you are purchasing through a brokerage account, your broker may charge fees associated with your purchase.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent, Registrar and Transfer Company, will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Georgetown Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the offering prospectus or call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

START OF OFFERING

Georgetown Bancorp/Georgetown Savings Bank Website Message:

Plan of Conversion and Reorganization

Information

Georgetown Savings Bank is pleased to announce that materials were mailed on or about           , 2012, regarding Georgetown Bancorp, MHC’s Plan of Conversion and Reorganization and the related common stock offering by Georgetown Bancorp, Inc. If you were a depositor as of September 30, 2010, March 31, 2012, or                     , you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a depositor of Georgetown Savings Bank as of                     , one or more proxy cards are included in your packet. We encourage you to return ALL proxy cards as promptly as possible.

Information, including a prospectus describing Georgetown Bancorp, Inc.’s common stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Eastern Time, on                       , at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription and community offering, our best estimate at this time for trading of the newly issued Georgetown Bancorp, Inc. common stock is                 , 2012.  However, as described in the prospectus, it could be later. The stock is expected to trade under the symbol “GTWN” on the Nasdaq Capital Market. We will keep you as informed as possible on this site.

If you have any questions regarding the offering, please call our information hotline at (      )       -         to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time.  You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.  The stock information center will be closed on weekends and bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

END OF OFFERING

Georgetown Bancorp/Georgetown Savings Bank Website Message:

Stock Issuance Information

The Georgetown Bancorp, Inc. common stock offering closed on                       . The results of the offering are as follows:

                                                                                                                                     .

Interest and refund checks [include if applicable] are expected to be mailed to subscribers on or about                 ,          by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations [include if applicable] are available on KBW’s website. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com, selecting the Georgetown Bancorp, Inc. offering,  and entering your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Georgetown Bancorp, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about                         , 2012 on the Nasdaq Capital Market under the symbol “GTWN.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.